Exhibit 10.4
First Amendment to the
Employment Agreement for Christopher Buchholz
As Amended and Restated as of January 1, 2009
     THIS FIRST AMENDMENT to the Employment Agreement by and among Rockville Financial, Inc. and Rockville Bank (collectively, the “Bank”) and Christopher Buchholz (“Executive”) as amended and restated as of January 1, 2009 (the “Agreement”) shall become effective as of April 13, 2009.
     WHEREAS, the Bank and Executive entered into the Agreement effective as of June 5, 2006 and amended and restated the Agreement effective as of January 1, 2009; and
     WHEREAS, the Bank and Executive desire to amend the Agreement effective as of April 13, 2009 to eliminate the evergreen nature of the term of the Agreement and in consideration therefor to fully vest Executive in his retirement benefit under the Agreement; and
     WHEREAS, Executive by his signature hereto agrees that such modification shall not give rise to a “Good Reason” basis for terminating his employment pursuant to the terms of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing, the Bank and Executive hereby agree as follows:
1.	Section 2 of the Agreement is amended to read in its entirety as follows:

“The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2009 and any period of extension thereof in accordance with this Section 2, except that the Term will end at a date, prior to the end of such period or extension thereof, specified in Section 6 or 7 in the event of termination of Executive’s employment. The Term, if not previously ended, shall be extended by one additional year (added to the end of the Term) first on December 31, 2009 (extending the Term to December 31, 2010) and on each succeeding December 31st thereafter (a “December 31st extension date”) but only in the event the Bank serves written notice in accordance with Section 12(d) upon Executive at least 60 days preceding December 31, 2009 extending the Term to December 31, 2010 and thereafter at least 60 days preceding a December 31st extension date, in which case the Term shall be extended to the next succeeding December 31st, subject to earlier termination of Executive’s employment and earlier termination of the Term in accordance with Section 6 or 7. The foregoing notwithstanding, in the event there occurs a Potential Change in Control during the Term, the Term shall be extended automatically until the day after the earlier of: (a) the second anniversary of the date the Change in Control is consummated; or (b) the date the Change in Control contemplated by the Potential Change in Control is fully and finally abandoned.”

2.	Section 5(b)(v) of the Agreement is amended to read in its entirety as follows:

“Executive will be entitled to payment of a retirement benefit (the “Retirement Benefit”) equal to $40,000 per year (subject to reduction as provided herein below) for a period of 20 years, commencing on the first day of the month coinciding with or immediately following the later of his attainment of age 60 or termination of service with the Bank, subject to the provisions of Section 7(g) (relating to the six-month delay in payment of certain benefits to Specified Employees as required by Section 409A of the Code). In the event that Executive’s service with the Bank shall be terminated prior to his attainment of age 60 for any reason other than death as provided in Section 6(b), Disability as provided in Section 6(c), termination by the Bank without Cause as provided in Sections 7(c) and (e), or termination by Executive for Good Reason as provided in Sections 7(d) and (f), such $40,000 annual Retirement Benefit shall be reduced at a rate of five percent per year for each 12-month period or portion thereof that Executive’s termination of service with the Bank precedes his attainment of age 65, with any pro rata reduction for periods of fewer than 12 months to be determined by disregarding any partial months. Such Retirement Benefit shall be payable to Executive in equal monthly installments on the first day of each month following the later of his attainment of age 60 or termination of service with the Bank, subject to the provisions of Section 7(g), for a total of 240 monthly payments. In the event of Executive’s death prior to the commencement of payment of such Retirement Benefit, Executive’s beneficiary (the “Beneficiary”), designated on such form as the Bank may provide, shall be entitled to receive the Retirement Benefit that would otherwise have been provided to Executive pursuant to this Section 5(b)(v). In the event of the death of Executive after the commencement of payment of the Retirement Benefit, payment shall continue to be made to Executive’s Beneficiary in an amount equal to the annual benefit that Executive was receiving at the time of death until such annual Retirement Benefit shall have been paid to Executive and his Beneficiary for a total period of 20 years. Monthly installments shall cease to be paid after 240 months of installments have been paid to Executive, his Beneficiary or both. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment is terminated for Cause as provided in Section 7(a) of this Agreement, the Retirement Benefit otherwise payable in accordance with this Section 5(b)(v) shall be forfeited. If Executive or his Beneficiary has received any monthly installments of the Retirement Benefit and it is subsequently determined that Executive was terminated for Cause as provided in Section 7(a), then the monthly installments previously paid shall be returned by Executive or his Beneficiary, as the case may be, to the Bank, and no further monthly installments shall be payable under this Agreement. In the event that Executive’s employment is terminated by the Bank without Cause within two years after a Change in Control as provided in Section 7(e) of this Agreement or is terminated by Executive for Good Reason within two years after a Change in Control as provided in Section 7(f) of this Agreement, payment of the Retirement Benefit provided under this Section 5(b)(v) shall begin on the first day of the month coinciding with or immediately following Executive’s termination, subject to Section 7(g), regardless of whether Executive shall have attained age 60. The

Retirement Benefit payable pursuant to this Section 5(b)(v) shall not be funded and shall not be subject in any manner to alienation, transfer or assignment by Executive. Executive shall have only the right of an unsecured general creditor of the Bank and the Company for the Retirement Benefit provided pursuant to this Section 5(b)(v).”

3.	The third sentence of Section 7(c) of the Agreement is deleted.

4.	The third sentence of Section 7(e) of the Agreement is deleted.

5.	Section 8(e)(vii) of the Agreement is deleted and Section 8(e)(viii) is renumbered accordingly.
  IN WITNESS WHEREOF, Executive has hereunto set his hand and the Bank has caused this instrument to be duly executed as of the                     day of                     , 2009.

ROCKVILLE BANK

By:

Name:
Title:

ROCKVILLE FINANCIAL, INC.

By:

Name:
Title:

Christopher Buchholz